INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of this [    ] day of [          ] 2007, between Babcock & Brown International Pty. Ltd. (“BBIPL”), Babcock & Brown Air Management Co. Limited (the “Manager”) and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, for themselves and as representatives (the “Representatives”) of the Underwriters (as defined below).

RECITALS

Pursuant to an underwriting agreement dated [          ], 2007 (the “Underwriting Agreement”) among Babcock & Brown Air Limited (the “Company”) and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, for themselves and as the representatives of the underwriters named therein (the “Underwriters”), the Company will issue and sell to the Underwriters an aggregate of [         ] American Depositary Shares (the “Firm ADSs”) each representing one common share of the Company, par value $0.001 (a “Common Share”). The selling shareholders named in Schedule II of the Underwriting Agreement propose to sell to the several Underwriters not more than an additional [         ] American Depositary Shares each representing one Common Share of the Company (the “Additional ADSs” and together with the Firm ADSs, the “ADSs”) if and to the extent that the Representatives on behalf of the Underwriters exercise the right to purchase the Additional ADSs granted to the Underwriters in Section 3 of the Underwriting Agreement.

The Company has prepared a Registration Statement, an ADR Registration Statement, a Time of Sale Prospectus and a Prospectus related to the sale of the ADSs, each as defined in the Underwriting Agreement.

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Underwriting Agreement.

“Babcock & Brown” means Babcock & Brown Limited.

“BBAM Ireland” means Babcock & Brown Aircraft Management (Europe) Limited.

“BBAM US” means Babcock & Brown Aircraft Management LLC.

“BBIPL Entities” means BBIPL and each of its subsidiaries and affiliates that is a party to an Operative Agreement, which for the avoidance of doubt shall include BBAM Ireland, BBAM US, the Manager and Babcock & Brown; provided that BBIPL Entities shall exclude the Company and its subsidiaries.

“BBIPL Information” means the Manager Information (as defined below) and the following written information included in the Registration Statement, the Prospectus and the Time of Sale Prospectus:

first sentence of the second paragraph under “SUMMARY—Our Company” and “BUSINESS”; the first through fourth sentences of the second paragraph under “SUMMARY—Our Relationship with Babcock & Brown” and “BUSINESS—Our Relationship with Babcock & Brown”; the fourth sentence beginning with “BBAM” and ending with “worldwide” of the first bullet point paragraph under “SUMMARY—Our Competitive Strengths” and “BUSINESS—Our Competitive Strengths”; the third sentence beginning with “since” and ending with “worldwide” of the third bullet point paragraph under “SUMMARY—Our Competitive Strengths” and “BUSINESS—Our Competitive Strengths”; the first sentence beginning with “Babcock” of the third bullet point paragraph under “SUMMARY—Our Growth Strategies” and “BUSINESS—Our Growth Strategies”; the first sentence of the first paragraph under “SUMMARY—Our Formation”; the fourth sentence of the first paragraph under “RISK FACTORS—Risks Related to Our Relationship with Babcock & Brown—Babcock & Brown will have conflicts of interest with us, and their limited contractual or other duties will not restrict them from favoring their own business interests to our detriment”; the first sentence beginning at “BBAM Ireland” and up to and including “company” of the second paragraph under “RISK FACTORS—Risks Related to Taxation—The Tax rate applicable to us would be higher than we expect if we were considered not to be carrying on a trade in Ireland for the purposes of Irish law” and the first sentence of the first paragraph under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS—Overview”.

“Manager Information” means the following written information included in the Registration Statement, the Prospectus and the Time of Sale Prospectus:

the first sentence beginning with “Babcock” and ending with “period” of the second bullet point paragraph under “SUMMARY—Our Competitive Strengths” and “BUSINESS—Our Competitive Strengths”; the second paragraph under “BUSINESS”; the first sentence of the sixth bullet point paragraph under “SUMMARY—Our Competitive Strengths” and “BUSINESS—Our Competitive Strengths”; the section under “OUR MANAGER—Babcock & Brown”; the second, third and fourth paragraphs beginning with “Colm Barrington” and ending with “Economics” under “MANAGEMENT—Directors and Executive Officers of Our Company” and the third, fourth and fifth paragraphs beginning with “Philip Mackey” and ending with “Accounting” under “MANAGEMENT—Management of Our Manager.”

“Servicer” means, collectively, BBAM Ireland and BBAM US.

2. Representations, Warranties and Agreements of BBIPL. BBIPL represents and warrants to, and agrees with, the Underwriters that:

(a) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Time of Sale Prospectus does not, and at the time of each sale of the ADSs in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) each broadly available road show set forth on Schedule IV to the Underwriting Agreement, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties set forth in this Section 2(a) are limited to the BBIPL Information.

(b) Each BBIPL Entity is duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified to do business in each jurisdiction in which its performance of this Agreement and the Operative Documents to which it is a party (the “BBIPL Relevant Documents”) requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect (as defined in the Underwriting Agreement) or a material adverse effect on its ability to perform its obligations under this Agreement and the BBIPL Relevant Documents.

(c) Each BBIPL Entity that is a party to the BBIPL Relevant Documents (each, a “BBIPL Party”) is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate or other entity power and authority to own or lease, as the case may be, and to operate its properties and conduct its business in all material respects as described in the Registration Statement, Prospectus and the Time of Sale Prospectus. Each BBIPL Party is duly registered and qualified to conduct its business and is in good standing in each jurisdiction in which the performance of the BBIPL Relevant Documents to which it is a party requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the BBIPL Entities, taken as a whole.

(d) BBIPL has all necessary corporate or other entity power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly authorized by all necessary corporate action on the part of BBIPL and has been duly executed and delivered by BBIPL.

(e) Each BBIPL Entity has all necessary corporate or other entity power and authority to execute and deliver each of the BBIPL Relevant Documents to which it is a party and perform its respective obligations thereunder, and each such BBIPL Relevant Document has been or will be duly authorized by all necessary action on the part of such BBIPL Entity and has been or will be duly executed and delivered by such BBIPL Entity on or prior to the Closing Date if so required, or otherwise on or prior to the date execution and delivery is required, and constitutes or will constitute a legal, valid and binding agreement of such BBIPL Entity, enforceable against such BBIPL Entity in accordance with its terms, (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) .

(f) The execution, delivery and performance of this Agreement by BBIPL and the BBIPL Relevant Documents by the BBIPL Entities and compliance by BBIPL with the terms of this Agreement and the terms of the BBIPL Relevant Documents by each of the BBIPL Entities which are party thereto, and the consummation by BBIPL of the transactions contemplated by this Agreement and by each of the BBIPL Entities of the transactions contemplated by the BBIPL Relevant Documents, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the BBIPL Entities pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the BBIPL Entities is a party or by which any of the BBIPL Entities is bound or to which any of the properties or assets of any of the BBIPL Entities is subject, nor will such actions result in any violation of, or conflict with, the provisions of its memorandum of association or bye-laws of any of the BBIPL Entities or any statute, or any order, decree, rule or regulation of any court or governmental agency or body having proper jurisdiction over the BBIPL Entities or any of their respective properties or assets, except for such agreements, instruments, statutes, orders, decrees, rules or regulations the breach or violation of, default under, conflict with, or creation of any lien, charge or encumbrance under, which would not have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the BBIPL Entities, taken as a whole.

(g) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the BBIPL Entities or any of their properties or assets is required for the execution, delivery and performance of this Agreement or the BBIPL Relevant Documents and the consummation of the transactions contemplated hereby and thereby other than (i) those required in respect of the delivery of the aircraft in the Initial Portfolio and which have been or will be obtained prior to or concurrently with such delivery and is, or will be, in full force and effect, (ii) such as may be required under the blue sky laws of any jurisdiction in which the ADSs are offered and sold, (iii) such as may be required pursuant to the Underwriting Agreement, (iv) such as may be required in connection with the transfer of, or novation of any lease with respect to, any of the aircraft in the Initial Portfolio, (v) such as may be required in connection with the creation or perfection of any security interest, (vi) to obtain a direction from the Minister of Finance of Bermuda that Part III and Section 35 of Part IV of the Companies Act 1981 of Bermuda relating to prospectuses and public offers shall not apply to the offering of the ADSs and (vii) such consent, approval, authorization or order, or filing or registration the failure of which to obtain would not have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the BBIPL Entities, taken as a whole. None of the BBIPL Entities has received any notice of proceedings relating to the revocation or modification of, or denial of any application for, any such consent, and the BBIPL Entities have no knowledge that any of the relevant authorities have threatened any such proceeding.

(h) Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no legal or governmental proceedings pending to which any of the BBIPL Entities is a party or of which any property of any of the BBIPL Entities is the subject (i) seeking any determination or ruling that would materially and adversely affect the performance by BBIPL of its obligations under this Agreement or by any of the BBIPL Entities under any BBIPL Relevant Document or (ii) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any BBIPL Relevant Document and, to BBIPL’s knowledge, no such proceedings are threatened.

(i) No labor problem or dispute with the employees of any BBIPL Entity necessary to perform the services under the Servicing Agreement exists or, to BBIPL’s knowledge, is threatened or imminent, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus.

Any certificate signed by any officer of a BBIPL Entity and delivered to the Representatives or counsel for the Representatives in connection with the offering of the ADSs shall be deemed a representation and warranty by the BBIPL Entity as to matters covered thereby, to each Underwriter.

3. Representations, Warranties and Agreements of the Manager. The Manager represents and warrants to, and agrees with, the several Underwriters that:

(a) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Time of Sale Prospectus does not, and at the time of each sale of the ADSs in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the

Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) each broadly available road show set forth on Schedule IV to the Underwriting Agreement, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties set forth in this Section 3(a) are limited to the Manager Information.

(b) The Manager has been duly incorporated, is validly existing as an exempted company in good standing under the laws of Bermuda, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager.

(c) The Manager is in compliance with all applicable U.S. federal, state and local and non-U.S. foreign laws, rules, regulations, orders, decrees and judgments, including those relating to transactions with affiliates, except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager.

(d) Neither the Manager nor, to the Manager’s knowledge, BBAM Ireland, BBAM US, the Company or any of their subsidiaries, or any Company Legal Entity or Company Managed Entity (as defined in the Underwriting Agreement) , or any director, officer, agent or employee of any of the foregoing, has (A) used any corporate funds for any unlawful contributions, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any foreign or domestic government official from corporate funds, (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(e) The Manager is not (i) in violation of any provision of its memorandum of association or bye-laws; (ii) in violation or in default under (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing under) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement or instrument to which it is a party or bound or to which its property is subject; or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority, as applicable, which default or violation, in the case of clause (ii) or (iii) , would, if continued, have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager.

(f) The execution and delivery by the Manager of, and the performance by the Manager of its obligations under, this Agreement will not contravene any provision of applicable law or the memorandum of association or bye-laws of the Manager or any agreement or other instrument binding upon the Manager that is material to the Manager, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Manager, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Manager of its obligations under this Agreement.

(g) The Manager possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Manager has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager, except as described in the Time of Sale Prospectus and the Prospectus.

(h) No material labor dispute with the employees of the Manager exists, except as described in the Time of Sale Prospectus and the Prospectus, or, to the knowledge of the Manager, is imminent; and the Manager is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its, the Company’s or the Servicer’s principal suppliers, manufacturers or contractors that would have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager.

(i) There are no legal or governmental proceedings pending or, to the knowledge of the Manager, threatened to which the Manager is a party or to which any of the properties of the Manager is subject (i) other than proceedings described in all material respects in the Time of Sale Prospectus and proceedings that would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Manager to perform its obligations under this Agreement or to consummate the transactions contemplated by the Time of Sale Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described.

(j) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Manager from that set forth in the Time of Sale Prospectus and the Prospectus.

(k) The Manager is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; the Manager has not been refused any insurance coverage sought or applied for; and the Manager does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager, except as described in the Time of Sale Prospectus and the Prospectus.

(l) The Manager has all necessary corporate or other entity power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly authorized by all necessary corporate action on the part of the Manager and has been duly executed and delivered by the Manager.

(m) The Management Agreement has been duly authorized, executed and delivered by the Manager and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding agreement of the Manager enforceable against the Manager in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

4. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Firm ADSs and the Additional ADSs, as the case may be, shall be subject to the accuracy of the representations and warranties of each of BBIPL and the Manager contained in this Agreement as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 of the Underwriting Agreement, to the accuracy of the statements of each of BBIPL and the Manager made in any certificates pursuant to the provisions hereof, to the performance by each of the BBIPL Entities and the Manager of their obligations under this Agreement and to the following additional conditions:

(a) BBIPL shall have requested and caused its internal counsel to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives to the effect that (i) this Agreement has been duly authorized, executed and delivered by BBIPL and (ii) none of the execution, delivery or performance of this Agreement by BBIPL shall violate any Australian law or regulation.

(b) BBIPL shall have furnished to the Representatives a certificate of BBAM US (the “Officers’ Certificate”) , signed by each of Rob Tomczak and Greg Azzara, as vice presidents and managers of BBAM US, dated the Closing Date, to the effect that he has carefully examined the Registration Statement, the Time of Sale Prospectus and the Prospectus (together with any supplements thereto) , and this Agreement and certifies to the best of his knowledge, that (i) the representations and warranties of each of BBIPL and the Manager in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, (ii) the BBIPL Entities have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Closing Date and (iii) since the date of the Registration Statement, the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof) , there have been no events that could cause a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise) , results of operations, business, properties or prospects of the Manager, or the BBIPL Entities, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof) .

(c) Each BBIPL Entity shall have furnished to the Representatives a certificate, dated the Closing Date, of its secretary certifying its memorandum of association and bye-laws, board resolutions authorizing the execution, delivery and performance of the Operative Documents to which it is a party, as applicable; and the incumbency of all officers that signed any of the Operative Documents.

5. Agreements. Each of BBIPL and the Manager agrees with each Underwriter that:

(a) Neither BBIPL nor the Manager has taken, nor will take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the ADSs.

6. Indemnification and Contribution.

(a) BBIPL shall indemnify and hold harmless each Underwriter, the directors, officers, employees, agents and affiliates of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that BBIPL will be liable in any such case only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the BBIPL Information. This indemnity agreement will be in addition to any liability which BBIPL may otherwise have.

(b) The Manager shall indemnify and hold harmless each Underwriter, the directors, officers, employees, agents and affiliates of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that the Manager will be liable in any such case only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Manager Information. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c) Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless BBIPL, the Manager, the directors, officers and employees of BBIPL and the Manager, and each person, if any, who controls BBIPL or the Manager within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity agreements in paragraphs (a) and (b) of this Section 6 from each of BBIPL and the Manager, respectively, to each Underwriter, but only with reference to written information relating to such Underwriter furnished by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity agreements (the “Underwriters’ Information”) . This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have.

(d) Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) , (b) or (c) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) , (b) or (c) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below) ; provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the actual named parties in any such action include both the indemnified party and the indemnifying party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(e) In the event that the indemnity provided in paragraph (a) , (b) or (c) of this Section 6 is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, agrees to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively, “Losses”) to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the ADSs; provided, however, that in no case shall any Underwriter be responsible for any amount in excess of the purchase discount or commission applicable to the ADSs purchased by such Underwriter under this Agreement. If the allocation provided by the immediately preceding sentence is unavailable for any reason, each indemnifying party shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by BBIPL and the Manager shall be deemed to be equal to the total net proceeds received by the Company from the offering and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions received by the Underwriters. The relative fault of BBIPL, the Manager and the Underwriters shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to the BBIPL Information, the Manager Information or the Underwriters’ Information respectively, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. BBIPL, the Manager and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d) , no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6, each person who controls an Underwriter, BBIPL or the Manager within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of an Underwriter, BBIPL or the Manager shall have the same rights to contribution as such Underwriter, BBIPL or the Manager, respectively.

7. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Underwriters, shall be delivered or sent by mail, telex or facsimile transmission to c/o Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk (Fax: [             ]) , with a copy to the Legal Department;

(b) if to BBIPL, shall be delivered or sent by mail, telex or facsimile transmission to Babcock & Brown International Pty. Ltd., Level 23, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia (Fax: +61 (2) 9231-5619) , with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Boris Dolgonos (Fax: (212) 310-8007) ; and

(c) if to the Manager, shall be delivered or sent by mail, telex of facsimile transmission to Babcock & Brown Air Management Co. Limited, West Pier, Dun Laoghaire, County Dublin, Ireland (Fax: +1-353-1-[          ]) , with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Boris Dolgonos (Fax: (212) 310-8007) .

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

8. Persons Entitled to Benefit of Agreement. This Agreement shall be binding upon the Underwriters, BBIPL, the Manager and their respective successors and assigns and shall inure to the benefit of the Underwriters, BBIPL, the Manager and their respective successors and assigns. The term “successors and assigns” shall not include a purchaser of the ADSs from the Underwriters merely because of such purchase. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (i) the representations, warranties, indemnities and agreements of each of BBIPL and the Manager contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, and (iii) the indemnities of the Underwriters contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who control BBIPL or the Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

9. No Fiduciary Duty. Each of BBIPL and the Manager hereby acknowledges that (a) this Agreement is the result an arm’s-length commercial transaction among BBIPL, the Manager and the Underwriters and any affiliate through which they may be acting, and (b) the Underwriters are acting as principal and not as an agent or fiduciary of BBIPL or the Manager. Furthermore, each of BBIPL and the Manager agrees that it is solely responsible for making its own judgments in connection with this Agreement (irrespective of whether any of the Underwriters has advised or is currently advising BBIPL or the Manager on related or other matters) . Each of BBIPL and the Manager agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to it, in connection with this Agreement or the process leading thereto.

10. Termination. This Agreement shall terminate upon the termination of the Underwriting Agreement in accordance with the terms of Section 12 thereof.

11. Survival. The respective indemnities, representations, warranties, agreements and other statements of BBIPL, the Manager and their respective officers and of the Underwriters set forth or made pursuant to this Agreement shall survive the delivery of and payment for the ADSs and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or BBIPL or the Manager or any person controlling any of them.

12. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between BBIPL, the Manager and the Underwriters, or any of them, with respect to the subject matter hereof.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

14. Waiver of Jury Trial. Each of BBIPL and the Manager hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15. Immunity. To the extent that either BBIPL or the Manager has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, each of BBIPL and the Manager hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

17. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[signature page follows]

If the foregoing correctly sets forth the agreement between the parties please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

Babcock & Brown International Pty. Ltd.

By:
Name:
Title:

Babcock & Brown Air Management Co. Limited

By:
Name:
Title:

Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Acting severally on behalf of itself and the several Underwriters named in Schedule I of the Underwriting Agreement

By: Morgan Stanley & Co. Incorporated

By:
Name:
Title:

By: Citigroup Global Markets Inc.

By:
Name:
Title:

By: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:
Name:
Title:

By: Credit Suisse Securities (USA) LLC

By:
Name:
Title: